Exhibit 3.1

AMENDMENT

TO SIXTH AMENDED AND RESTATED BYLAWS OF

ACHIEVE LIFE SCIENCES

Section 2.3 of the Sixth Amended & Restated Bylaws of Achieve Life Sciences, as adopted on January 5, 2017, shall be amended and replaced in its entirety by the following provision:

2.3. Place of Meeting. All meetings of the stockholders for the election of directors or for any other purpose shall be held either at a place, within or without the State of Delaware, or solely by means of remote communication in accordance with Section 211(a)(2) of the General Corporate Law of the State of Delaware, which may include a virtual meeting, as the board of directors in its sole discretion may determine. If authorized by the board of directors in its sole discretion, and subject to such guidelines and procedures as the board of directors may adopt, any stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, including virtual meeting technology, (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders; whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (ii) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation. Any adjourned session of any meeting of the stockholders shall be held at the place announced at the meeting at which the adjournment is taken.